Exhibit 99.1

March 3, 2008

Dear Owners:

This past week again was a very busy one, beginning with significant actions on the part of two major rating agencies and concluding with the filing of our 10-K financial statements for 2007. Your management team and their associates exercised their full due diligence in the preparation of MBIA’s financials and related disclosures. This includes all of the necessary compliance steps and internal controls needed to satisfy the most stringent provisions of the Sarbanes-Oxley Public Company Accounting Reform and Investor Protection Act. I will point out a few key items that I view as the important takeaways from the 10-K and our subsequent actions in the second part of this letter.

Obviously the big news of the week was the affirmation of our Triple-A ratings by both Standard & Poor’s and Moody’s. This added to the growing confidence shown by our investors in MBIA’s firm financial footing and the steps we’ve taken to weather the worst credit crisis in a generation. The reaffirmation of our Triple-A ratings means that MBIA holds up under the worst-case scenarios the rating agencies use to stress test our claims-paying ability. The fact is, the losses from the U.S. mortgage market would have to be many times higher than any credible projections before MBIA’s ability to satisfy its obligations to policyholders would be compromised. The bottom line is that the rating agencies recognize the moves we have made to raise additional capital and that, over the next 12 to 18 months, they will observe how we fortify our position and make changes to our business model so as to support the highest ratings.

The second major news was the filing of our 10-K. The complex accounting rules required by the U.S. Securities and Exchange Commission caused some confusion and resulted in overly dramatic headlines about the $3.7 billion mark-to-market (MTM) charge for 2007. It’s important to understand what this accounting charge represents. MBIA is required to recognize changes in fair value of all derivative contracts it insures, but the charges to our income statement are not permanent losses. Our insurance provides coverage against defaults, not market value changes. The fact is that the rating agencies don’t even consider these MTM charges in their credit loss assessment to support a Triple-A rating (as they forecast ultimate losses at the transaction level), and contrary to some press reports, they have absolutely no bearing on our capital requirements. The $200 million that was reported as credit impairment represents our best estimate of the losses we will ultimately pay on the portion of $3.7 billion in MTM charges. MBIA actually delivered a 2007 after-tax operating profit of $128 million excluding the effect of the MTM accounting charge, fully reflecting our best estimate of $1 billion we expect to ultimately pay on real estate related transactions.

Rating Agency Overview

The upgrade to Triple-A financial strength with a “negative outlook” was confusing to the press and to others who don’t “speak” Moody’s and S&P, but make no mistake about it – the outcome is positive. In essence, we will be observed by both agencies over the next 12 to 18 months to see if all of our actions to modify our business model, coupled with the $2.6 billion in cash we have raised in recent weeks, will support returning our ratings status to stable. As you might expect, we will continue to have conversations with them in the weeks and months ahead but it is my view that we are now heading towards a stable situation barring any major changes in their views of the world.

In addition to taking rating actions on MBIA entities, both S&P and Moody’s have recently taken action on Channel Reinsurance Ltd, a company in which we are still a minority owner. Moody’s announced that Channel Re would be downgraded 3 notches to Aa3 and S&P had previously announced that Channel’s AAA rating was on negative watch. While these actions grabbed a few headlines, the MBIA reinsurance relationship with Channel is not altered. Channel has only one customer – MBIA – and 100% of its $950 million in claims-paying resources is dedicated to any current and future MBIA business reinsured by Channel. Like us, the agencies look at all of Channel’s financial resources (which have not changed) in evaluating how much capital strength it provides to MBIA. The simple fact is, no matter what rating is assigned, the actual financial resources of Channel remain totally committed to the business they reinsure for MBIA. This could change in the event Channel’s other owners decide to take on new customers, a move that I am sure is being contemplated as the industry searches for new capital.

One of the most difficult challenges facing our industry is trying to shed some transparency on how the rating agencies look at MBIA and the other financial guarantors. I thought it would be helpful if I provide some information from our vantage point, so please bear with me as I look under the hood and discuss some of the lesser known aspects of the ratings world, such as the agencies’ access and coverage of our transactions, and variations in capital allocation models among the three top agencies. It is an interesting story. The numbers used below are all from our internal data sources and might not reconcile 100% with the rating agencies’ data, but I believe the data makes a few good points.

The U.S. Securities and Exchange Commission has designated nine organizations as Nationally Recognized Statistical Rating Organizations known as NRSROs. (For those of you who are computer literate and might want a bit more detail, a quick search on Wikipedia or a visit to the SEC’s website will get you started.) I have listed below the nine organizations, the year they were designated as an NRSRO, and their geographic emphasis.

Moody’s Investor Service (1975, Global)

Standard & Poor’s (1975, Global)

Fitch Ratings (1975, Global)

A.M. Best Company (2003, Global)

Dominion Bond Rating Service, Ltd. (2005, Canada)

Japan Credit Rating Agency, LTD. (2007, Japan)

Ratings and Investment Information, Inc. (2007, Japan)

Egan-Jones Rating Company (2007, US)

LACE Financial (2008, US)

The business models of these agencies differ in many significant ways, which should and does affect how investors in MBIA-insured debt instruments assess their value. The following tables should provide you some insights into their approaches.

The table labeled Exhibit 1 below shows how much we actually pay each agency for our Insurance Financial Strength Rating.

Exhibit 1:

Fees Paid by MBIA for the Insurance Financial Strength Rating

($000’s)

Agency	2005	2006	2007
Moody’s	$1,700	$1,800	$2,000
S&P	1,500	1,600	1,650
Fitch	450	800	850
R&I Japan	30	30	30
A.M. Best	0	0	0
Dominion	0	0	0
Japan Credit Rating Agency	0	0	0
Egan-Jones	0	0	0
LACE Financial	0	0	0

Total	$3,680	$4,230	$4,530

As you might expect, we know a bit more about the agency rating approaches that we pay to rate us and perform fundamental credit analysis at the transaction level than we do about those that are paid by others to offer an opinion on us. The second table below labeled Exhibit 2 shows the percentage of the underlying credit instruments that each agency publicly rates without the benefit of credit enhancement from MBIA, based on information we have available to us at the current time.

Exhibit 2:

Percent of Insured Net Par Outstanding with an Underlying Rating Assessment

Agency
Moody’s	90%
S&P	89%
Fitch	31%
R&I Japan	0%
A.M. Best	0%
Dominion	0%
Japan Credit Rating Agency	0%
Egan-Jones	0%
LACE Financial	0%

It’s worth pointing out that all fees paid to the agencies for ratings on transactions insured by MBIA are paid by the issuers, and none are paid by MBIA. As you can tell from the above there is a clear distinction between those agencies that have hundreds of analysts doing fundamental credit analysis on the underlying credit structures of each transaction from those that just use public information and simple models to arrive at a rating opinion on MBIA entities.

The next chart labeled Exhibit 3 shows information on the first three rating agencies identified above and displays what percent of new business (individual transactions) written over the past 10 years was rated on a fundamental credit basis. MBIA does not choose which rating agency an issuer might select (many select more than one) but we do track at the transaction level both the underlying credit rating and subsequent rating changes for each agency in addition to our own separate and distinct credit monitoring of all outstanding transactions. These underlying credit ratings are important inputs into the agencies’ modeling and internal rating of MBIA’s capital adequacy. The drop in percentages for each agency in the last couple of years reflects the fact that fewer issuers paid more than one rating agency to rate their transaction, a reality of the soft credit cycle.

Exhibit 3: Percent of Total Par Insured Each Year

Having raised $2.6 billion in cash plus altering our business model to produce up to $2 billion (differs by rating agency) in incremental capital, it is useful to see how much difference exists between the rating agencies on capital charges for Public Finance and Structured Finance on our outstanding insurance portfolio. The chart below labeled Exhibit 4 shows the split between Public Finance and Structured Finance capital requirements for each of the rating agencies.

Exhibit 4: Percent of Total Capital Required by Sector

It is not surprising that Fitch’s capital requirements for Public and Structured Finance is so different from the other rating agencies’ capital models, given their relatively modest share of both new business and our in-force portfolio. Incidentally, MBIA’s own assessment of its Public and Structured Finance capital requirements is much more similar to that of Moody’s and S&P.

The following table labeled Exhibit 5 gives the breakdown for Fitch between Public Finance and Structured Finance on both a U.S. and non-U.S. basis, showing that structured finance is the sector where Fitch has the least amount of underlying bond ratings coverage.

Exhibit 5: Fitch Rated as a % of MBIA Net Par Outstanding per Sector

Obviously, sophisticated issuers who use MBIA credit enhancement protection and fixed income investors who buy MBIA credit enhanced securities understand how each rating agency does its fundamental credit analysis on each security. There is quite a bit more on each of the major rating agencies’ websites for those of you who are interested in the subject, but I thought you as owners would appreciate this short overview of a few key facts.

MBIA’s 10-K Financial Statement for 2007

Those of you who were up early on Friday morning (or late Thursday night as was the case with your staff) saw that we filed our 10-K a little after 6 am. While the press told part of the story as soon as it was filed, I expect that most of you haven’t had a chance yet to wade through its hundreds of pages of information. I obviously had all my questions answered that I mentioned to you last week, as you can see my signature on page 159, and the two required by Sarbanes-Oxley under sections 302 and 906, are attached as exhibits.

In trying to understand the financials, I would suggest that you focus on these three major items: Mark-to-Market (MTM) impact, actual loss provisions and after-tax operating earnings adjusted for extraordinary credit losses and credit impairments. First, the biggest effect on our financial results last year came from the MTM adjustments on credit derivative transactions, which are required under Statement of Financial Accounting Standards (SFAS) 133. Although we have discussed the effects of SFAS 133 with our investors since its introduction in 2001, not many investors really focused on it until global liquidity froze late last summer and the associated credit spreads for securities that no longer traded became front page news around the world. In the case of MBIA, the effect in 2007 on our GAAP financials was to record a net pre-tax loss on financial instruments at fair value and foreign exchange of $3.4 billion. The dominant factor here was the MTM loss of $3.7 billion on structured credit transactions that saw massive movement in credit spreads as the pricing for risk soared in the derivative market, particularly on any instrument that had exposure to real estate. It’s important to note that we believe the MTM losses are not predictive of future claims and, absent further credit impairment, will totally reverse over time. This is a good example of where a goal of uniform accounting standards does not always provide clarity to the investing public.

We will be updating past information that we have provided on how MTM works and will be posting a new “white paper” later this week on our website to assist both investors and the financial press (which has had difficulty distinguishing GAAP reporting results under SFAS 133 among various financial institutions). We will also be expanding the supplemental information we have provided in the past on certain portions of our structured portfolio to allow investors (and our critics) to form their own opinions about the possible losses on these instruments using different assumptions from those that your company uses.

The second big 2007 item to focus on is the $900 million we reported in losses incurred and the $200 million in credit impairment charges we reported in full year results. Of the $900 million, $614 million was established for case reserves, primarily due to 12 prime HELOC (Home Equity Line of Credit) transactions from three institutions that were insured between 2005 and 2007. Also, we made a special addition to the unallocated loss reserve of $200 million, which is our current best estimate of ultimate losses on our exposure to closed-end second mortgages (a close relative of HELOCs for those of you not familiar with mortgage instruments). The remaining $86 million in losses was on track with our annual 12% incurred loss provision, which highlights how concentrated the 2007 loss activity was on U.S. residential real estate-related transactions.

The $200 million (not the same as the $200 million which was added to loss reserves noted above) that was reported as credit impairment represents our best estimate of the present value of losses we will ultimately pay on the portion of the $3.7 billion in MTM charges. Under current GAAP reporting, this charge is included in the $3.7 billion MTM adjustment. Prior to the implementation of SFAS 133, we would have recorded this $200 million in case loss reserves, bringing the total losses in 2007 to $1.1 billion. If you read the MD&A or Footnote #2 in the 10-K, you will see a discussion on this topic.

The purpose of my identifying the extraordinary MTM and loss provision items in our 10-K is to help you get two of the three views on our 2007 results. In the 10-K we reported a GAAP net loss of $1.92 billion. Most of the financial press either highlighted this number or the $3.7 billion in MTM losses on credit derivatives. The third item to focus on, however, is reported in our Operating Supplement: our after-tax operating earnings, which exclude the effect of MTM. In 2007 this was a profit of $128 million, fully reflecting our best estimate of $1.1 billion in ultimate pre-tax losses, a number that got very little notice – not surprising when you had the other attention-getting numbers available.

Our after-tax operating earnings, when adjusted for these extraordinary incurred losses and impairments, provide the third view on our 2007 results as well as a key perspective on our future. It is a number you don’t see in our reported financials (nor should you) as it is adjusted for the after-tax effect of the $814 million in losses incurred and the $200 million in credit impairment from real estate exposure in our portfolio. Adding that $659 million to the $128 million in operating earnings gives you almost $800 million. This is representative of the annual after-tax earnings power of our balance sheet (not including the $2.6 billion in cash we have raised since year end, less the after-tax cost of our 14% surplus notes) and gives you a good idea of our capacity to weather the next few years of the U.S. real estate market in case our current best estimates prove to be incorrect.

Make no doubt about it, no matter how you look at our financials, 2007 had the worst reported results in our history, but it is important to understand the underlying strength of our business model and its ongoing earnings power.

Last Observation

In addition to Warburg Pincus’ recent entry into the financial guarantee space by becoming a major shareholder of your company, I note that Wilbur Ross has joined Warren Buffet in deciding that maybe there are a few dollars to be made in this business. We welcome both of them to our industry. It also didn’t surprise me at all that Mr. Ross decided to invest in Assured Guaranty, Ltd., after all it is a NYSE-listed Bermuda domiciled company which has significant tax advantages under the current U.S. tax code. Mr. Ross didn’t get to be a successful investor by not understanding the details of the competitive landscape!

I should mention that I have heard from several of you that if I can relocate the company to a preferred tax domicile, I should do so. While I agree completely with that view as a fellow owner, I continue to believe strongly that it is not good public policy for our country to gradually lose regulatory control over what is today a U.S. domestic insurance business, and it certainly makes no sense not to close a large tax loophole when Washington has so many serious budget deficit issues to address. As I have stated before, absent a change, we will need to take advantage of the current U.S. tax code through our transformation.

I expect the frequency of these letters will slow down as we now get back to the hard work of the transformation of our business model and earning a fair return on the capital you have invested in our business.

Sincerely,

Jay Brown

Chairman and CEO

MBIA

P.S. I had some help putting this together yesterday as my “cut-and-paste” ability does not extend to tables and charts in Microsoft Office!